                                   Exhibit 11

                               Earnings Per Share

                                                              Year Ended December 31,
                                                   --------------------------------------------

                                                        1997            1996           1995
                                                        ----            ----           ----

Average common shares outstanding-basic               4,134,842      4,096,335       3,793,108
                                                      =========      =========       =========
Average common shares outstanding -diluted            4,193,206      4,109,768       3,793,108
                                                      =========      =========       =========

Net income                                           $6,159,839     $4,678,299      $4,129,733
                                                     ==========     ==========      ==========

Per share amount - basic                                $1.49          $1.14           $1.09
                                                        =====          =====           =====
Per share amount - fully diluted                        $1.47          $1.14           $1.09
                                                        =====          =====           =====


         Earnings per share amounts for each year presented reflect the 5% stock dividend paid on December 22, 1995,the 5-for-4 stock split effected in August 1996 and the 2-for-1 stock split effected on August 22, 1997.